Exhibit 10.14

16100 S. Lathrop Ave. Harvey, IL 60426
OFFICE /708-225-2450 WEB / atkore.com

{Name}

{Title}

Dear {First Name}:

I am pleased to provide you the details of Atkore International, Inc. Fiscal Year 2011 Annual Incentive Plan. The Plan year starts on October 1, 2010 and ends on September 30, 2011.

Your target incentive opportunity under the plan is equivalent to {Target}% of your current annual base salary as of April 1, 2011.  Your target incentive is based upon financial measurement targets for the entire organization.

Your FY11 Incentive financial measurement targets are:

Financial Measurement Targets
Atkore EBITDA	65%
Atkore Change in Working Capital Days	25%
Personal Performance Objectives	10%
Total	100%

The actual financial numbers assigned to each measure are listed below, which includes threshold, target, and maximum for each metric.

Metric	Threshold	Target	Maximum
Atkore EBITDA	$ 112.5	$ 150.0	$ 187.5
Atkore Change in WCD	3.0	4.0	5.0
Metric Attainment	75%	100%	125%
Payout Percentage	50%	100%	200%

As we continue to work towards meeting our business objectives in fiscal 2011, we encourage you to meet with your manager to discuss your impact on the financial measurement targets listed above and to the success of our company.

The Company reserves the right to adjust the AIP financial targets to coincide with any changes in accounting policies. All payments under the Plan are subject to approval by the Compensation Committee of the Board of Directors.

Thank you for your contributions and dedication. I look forward to working with you to drive our performance and exceed our business goals.  If you have any questions about the plan for your financial measures, please contact your Manager or Human Resources representative.

Sincerely,

{ELT/Sr Leader}

{Title}